Putnam Growth Opportunities Fund, July 31, 2015, Annual Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		    1,989
Class M			6

72DD2 (000s omitted)

Class R		       30
Class R5	       10
Class R6	      168
Class Y		      174

73A1

Class A		    0.128
Class M		    0.024

73A2

Class R		    0.120
Class R5	    0.222
Class R6	    0.232
Class Y		    0.202

74U1 (000s omitted)

Class A		   18,705
Class B		      934
Class C		    1,402
Class M		      260

74U2 (000s omitted)

Class R		      171
Class R5	      403
Class R6	      993
Class Y		    3,524

74V1

Class A		 25.11
Class B		 21.93
Class C		 22.29
Class M		 23.04

74V2

Class R		 24.38
Class R5	 26.13
Class R6	 26.17
Class Y		 26.07

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.